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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials

Intermec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPIES

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. Pacific Time, on Wednesday, May 17, 2006

Place	Intermec Headquarters 6001 36th Avenue West, Everett, Washington 98203-1264

Items of Business	• To elect three directors for three-year terms expiring in 2009; however, if Proposal 2 is approved, the terms of all directors, including the directors elected at the 2006 Annual Meeting, will expire immediately prior to the 2007 Annual Meeting of Stockholders.

• To vote on a management proposal to amend the Company’s Certificate of Incorporation to declassify the Board of Directors to provide for the annual election of directors.

• To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder as of the close of business, Eastern Time on March 20, 2006.

Voting	We urge you to read this proxy statement and vote your shares promptly, whether or not you expect to attend the meeting in person. You can vote (1) by proxy on the Internet, (2) by proxy by toll-free telephone call, (3) by proxy by signing and returning the form of proxy or voting instructions in the enclosed envelope, or (4) in person by attending the meeting. Specific instructions to be followed in order to vote on the Internet or by telephone are set forth on the enclosed proxy card or voting instruction form.

By order of the Board of Directors,

Janis L. Harwell Senior Vice President, General Counsel and Corporate Secretary

This notice of Annual Meeting, proxy statement and form of proxy are first being distributed on or about [April 7, 2006].

Intermec, Inc.
6001 36th Avenue West
Everett, Washington 98203-1264
425.265.2400
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2006
QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING
Who is Intermec?
      The Company was previously named “UNOVA, Inc.” We announced in September 2005 that our name would change to Intermec, Inc. effective January 1, 2006. That change became effective as planned. Also on January 1, 2006, we changed our ticker symbol on the New York Stock Exchange to “IN.” The change in the Company’s name did not affect your ownership of shares in the Company. If your ownership of Company stock is evidenced by certificates bearing the name “UNOVA, Inc,” you own shares in the name of the Company.
      Throughout this proxy statement, we may refer to the Company as Intermec, including for periods prior to the name change.
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time, on May 17, 2006, at the Company’s headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264. This proxy statement provides information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) for the purpose of assisting you in voting your shares.
How can I obtain Intermec’s Form 10-K?
      A copy of our 2005 Annual Report on Form 10-K is enclosed as part of the 2005 Report to Stockholders. The Form 10-K, including exhibits, is also available on our website, at www.intermec.com/ IntermecInc/ investorinfo.asp. Stockholders may request another free copy of the Form 10-K by contacting Investor Relations at the address provided under the caption “Corporate Governance, Availability of Information and Communications with the Board.” We will furnish any exhibit to the 2005 Form 10-K if specifically requested.
What items of business will be voted on at the Annual Meeting?
      1. The election of three directors for three-year terms expiring in 2009; however, if Proposal 2 is approved, the terms of all directors, including the directors elected at the 2006 Annual Meeting, will expire immediately prior to the 2007 Annual Meeting of Stockholders; and
      2. A management proposal to amend the Company’s Certificate of Incorporation to declassify the Board of Directors to provide for the annual election of directors.
      We will also consider any other business that is properly brought before the meeting.
How does the Board recommend I vote?
      Our Board recommends that you vote FOR each of the director nominees and FOR the management proposal.

What shares can I vote?
      Intermec’s only class of stock outstanding is common stock, par value $.01 per share (“Common Stock”). Each share of Common Stock outstanding as of the close of business Eastern Time on the record date, March 20, 2006, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned as of the close of business Eastern Time on the record date, which may be (1) shares held directly in your name as the stockholder of record, or (2) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank, including shares purchased through the Company’s Employee Stock Purchase Plan. On the record date, there were 63,053,128 shares of Common Stock outstanding and entitled to vote. There were 12,120 stockholders of record on the record date and approximately 32,100 beneficial owners. The last sale price of the Common Stock for that date, as reported in The Wall Street Journal, was $32.04.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
      Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
      If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered to be, with respect to those shares, a stockholder of record, and these proxy materials are being sent directly to you by Intermec. You may have certificates for those shares, or they may be registered in book-entry form. As the stockholder of record, you have the right to grant your voting proxy directly to Intermec’s proxy holders or to vote in person at the meeting. We have enclosed (or provided electronically) a proxy card for your use.

Beneficial Owner
      If your shares are held in a brokerage account or by a trustee or other nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee, or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote, and you are also invited to attend the Annual Meeting. You will be asked to show some evidence of your ownership (for example, on a brokerage statement) to be admitted to the Annual Meeting.
      As a beneficial owner is not the stockholder of record, you may not vote these shares directly at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares.
How can I vote my shares in person at the Annual Meeting?
      We will provide a ballot to anyone who requests one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the Annual Meeting?
      Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the proxy card or voting instruction form provided.
      By Internet — Stockholders of record may submit proxies from any location in the world by following the instructions on their proxy cards. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check the voting instruction form for Internet voting availability.
      By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by following the instructions on their proxy cards. Most beneficial owners who live in the United States or Canada may vote by phone by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.
      By Mail — Stockholders of record may submit proxies by completing, signing and dating the enclosed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.
      The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a Control Number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.
Are the proxy statement and annual report available electronically?
      This proxy statement and our 2005 Report to Stockholders (which includes our Form 10-K) are available on our website, at www.intermec.com/IntermecInc/investorinfo.asp. Most stockholders can elect to view stockholder communications over the Internet instead of receiving paper copies in the mail. Please see the information enclosed with your proxy statement.
Can I change my vote?
      If you are a stockholder of record and have submitted a proxy card, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy bearing a later date, in either case to Mellon Investor Services LLC, Attention: Proxy Department, 480 Washington Boulevard, Jersey City, NJ 07310-1900. Mellon must receive any such revocation of proxy by 5:00 p.m., Eastern Time, on May 16, 2006, for it to be effective. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote. Mellon’s telephone and Internet voting sites will close at 11:59 p.m., Eastern Time, on May 16, 2006.
      For shares held beneficially, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as permitted by the voting instruction form. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the meeting and voting in person.

What is the quorum required in order to conduct business at the Annual Meeting?
      A majority of the shares outstanding at the record date must be present at the meeting in order to hold the meeting and conduct business. Shares are counted as “present” at the meeting if the stockholder attends the meeting or is represented at the meeting by a duly authorized proxy.
What is the voting requirement to approve each of the proposals and how are votes counted?
      In the election of directors, which is Proposal 1, you may vote for all of the director nominees or you may withhold your vote with respect to one or more of the director nominees. Our Certificate of Incorporation provides that directors will be elected by a majority of the votes cast at the meeting.
      For Proposal 2, which is management’s proposal to amend our Certificate of Incorporation to declassify the Board of Directors to provide for the annual election of directors, you may vote for or against Proposal 2, or you may abstain. Our Certificate of Incorporation provides that approval of Proposal 2 requires the affirmative vote of eighty percent (80%) of the Company’s outstanding common stock. An abstention has the same effect as a vote against the proposal.
      If you provide specific instructions (mark boxes) with regard to certain proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (i.e., FOR all of the Board’s nominees and FOR the management proposal). The proxy holders will vote in their discretion on any other matters that properly come before the meeting.
      If you are a stockholder of record and do not return your proxy card, your shares will not be voted. However, if you hold shares beneficially in street name, the result will be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. The rules of the New York Stock Exchange permit brokers to vote their clients’ shares in their own discretion on the election of directors if their clients have not given instructions as to how they want their shares voted. The New York Stock Exchange also considers proposals such as Proposal 2 to be routine and would permit brokers to vote on Proposal 2 in their discretion if they have not received instructions from their clients. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters.
What happens if additional matters are presented at the Annual Meeting?
      Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Larry D. Brady and Janis L. Harwell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our director nominees is not available as a candidate for re-election as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
Who will count the votes?
      Mellon Investor Services LLC, our transfer agent, will act as inspector of elections and tabulate the votes cast at the meeting.
What does it mean if I receive more than one set of voting materials?
      It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please complete, sign, date and return each Intermec proxy card and voting instruction form you receive.

Who will pay the costs of soliciting votes for the Annual Meeting?
      Intermec is making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors, officers and other employees, who will not receive any additional compensation for such activities. We have also retained Georgeson Shareholder Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson a fee of $6,500 plus customary costs and expenses for these services. We will also reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our Common Stock.
Where can I find the voting results of the Annual Meeting?
      We expect to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2006. You can access that Form 10-Q, and all of our other reports filed with the SEC, at our website, www.intermec.com/ IntermecInc/ investorinfo.asp, or at the SEC’s website, www.sec.gov.
Is a list of stockholders entitled to vote at the Annual Meeting available?
      The list of stockholders of record as of the record date will be available at the Annual Meeting. It will also be available ten days prior to the Annual Meeting, between the hours of 9 a.m. and 4 p.m., Pacific Time, Monday through Friday at the offices of the Corporate Secretary, 6001 36th Avenue West, Everett, Washington, 98203-1264. Any stockholder of Intermec Common Stock may examine the list for any purpose germane to the Annual Meeting.
What is the deadline to propose actions for consideration at next year’s Annual Meeting?
      There are two different procedures by which stockholders may submit proposals for action at our annual meetings. The first procedure is provided by the SEC’s rules and the second by our By-Laws.
      SEC Rule 14a-8 permits stockholders to submit proposals they would like to have included in our proxy statement and proxy card. In order for such proposals to be considered for our 2007 Annual Meeting, our Corporate Secretary must receive them no later than December 8, 2006.
      Section 2.7 of our By-Laws permits stockholders of record to propose business to be considered at an annual meeting without being included in the proxy statement and proxy card. Such business must be a proper matter for stockholder action and the stockholder proposing it must comply with the applicable notice provisions. For the 2007 Annual Meeting, notice must be delivered to our Corporate Secretary no earlier than January 17, 2007 and no later than February 16, 2007.
      Proposals should be sent to our Corporate Secretary at 6001 36th Avenue West, Everett, WA 98203-1264. You may obtain a copy of the By-Law provisions regarding these requirements by writing to the Corporate Secretary at that address.
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the 2006 Annual Meeting, please promptly vote your shares on the Internet, by telephone or by completing, signing and dating your enclosed proxy or voting instruction form and returning it in the enclosed envelope.

CORPORATE GOVERNANCE
Structure of the Board of Directors.
      Our Board of Directors currently has ten members. It is currently divided into three classes, with each director normally elected to serve a three-year term and one full class of directors to be elected at each Annual Meeting. The Board has three standing committees, which are the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee.
      Proposal 2 in this proxy statement recommends amending our Certificate of Incorporation to declassify our Board to provide for the annual election of all directors, and other related amendments. For more information, see “Proposal 2. Management’s Proposal to Amend Certificate of Incorporation to Declassify the Board of Directors.”
Board Independence.
      With the exception of Larry D. Brady, the Chairman of the Board, our Board consists of non-management directors. The Board has adopted Standards of Independence, attached to this proxy statement as Appendix A, to help determine whether any of our non-management directors has a material relationship with the Company. After considering relevant facts and circumstances, the Board determined that all of our non-management directors, Stephen E. Frank, Claire W. Gargalli, Gregory K. Hinckley, Lydia H. Kennard, Allen J. Lauer, Stephen P. Reynolds, Steven B. Sample, Oren G. Shaffer and Larry D. Yost, are independent within the meaning of SEC regulations, the New York Stock Exchange (“NYSE”) standards for director independence and the Company’s Standards of Independence, and have either no relationship with the Company (other than being a director and/or stockholder) or only immaterial relationships with the Company. Larry D. Brady is not an independent director because he also is President and Chief Executive Officer of the Company.
      Because the standing committees of the Board consist entirely of non-management directors, all members of those committees are also independent. The Board also has determined that our Audit and Compliance Committee members meet the particular SEC and NYSE requirements applicable to audit committee membership.
Availability of Information and Communications with the Board.
      We have established a Corporate Governance section on our website, at www.intermec.com/ IntermecInc/ investorinfo.asp. The charters of the Board committees, the Corporate Governance Guidelines and the Standards of Conduct that apply to all directors, officers and other employees are posted there. We intend to disclose there any amendment to the Standards of Conduct and any waiver of the Standards related to executive officers or directors. This proxy statement and the 2005 Report to Stockholders (which includes the Form 10-K) are also available on the Company website, indicated above. Stockholders may obtain free printed copies of these materials by contacting Investor Relations as follows:

Intermec, Inc.	Telephone: 425.265.2490
6001 36th Avenue West
Everett, WA 98203-1264	E-mail: invest@intermec.com
      You may address written communications to the non-management directors or, if requested, the full Board of Directors, by mail or courier, in care of the Corporate Secretary at the street address above, or by e-mail to Board@intermec.com.
      Our annual meeting provides an opportunity for stockholders to ask questions or otherwise communicate directly with members of our Board of Directors on matters relevant to Intermec. All directors are expected to attend our annual meetings of stockholders, as stated in the Charter of the Governance and Nominating Committee. All of our directors who were then members of the Board attended the 2005 Annual Meeting.

Meetings of the Board and Executive Sessions.
      Our Board of Directors met seven times during 2005, including one meeting by telephone. Each director attended more than 95% of the aggregate number of Board meetings and meetings of committees of the Board on which that director served during 2005. Executive sessions of non-management directors were held four times in 2005. Those sessions were chaired by the non-management directors in rotation, and the director who presided over the meeting supervised preparation of the agenda.
Board Committees.
      Effective January 1, 2005, the Board had three standing committees, the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Currently, independent directors other than committee Chairs are generally expected to serve on two committees.
      The table below shows our current directors’ memberships on the committees of the Board since January 1, 2005. On May 15, 2005, Mr. Frank ceased being a member of the Audit and Compliance Committee and became a member of the Compensation Committee. On the same day, Mr. Reynolds ceased to be a member of the Compensation Committee and became a member of the Audit and Compliance Committee. These changes are indicated in the table below. Mr. Shaffer joined the Board in September 2005.

Governance and
Director	Audit and Compliance	Compensation	Nominating

Stephen E. Frank	Member (through May 2005)	Member (as of May 2005)	Member
Claire W. Gargalli			Chair
Gregory K. Hinckley	Member	Member
Lydia H. Kennard		Member	Member
Allen J. Lauer	Chair
Stephen P. Reynolds	Member (as of May 2005)	Member (through May 2005)	Member
Steven B. Sample	Member		Member
Oren G. Shaffer	Member (as of September 2005)	Member (as of September 2005)
Larry D. Yost		Chair
      Audit and Compliance Committee. The Audit and Compliance Committee consists of five independent directors. The current members are Allen J. Lauer, Chair, Gregory K. Hinckley, Stephen P. Reynolds, Steven B. Sample and Oren G. Shaffer, all of whom served on the Committee in 2005 as indicated above. The Board of Directors has determined that under the rules of the SEC and the NYSE, all of the members of the Audit and Compliance Committee are independent and financially literate. The Board has also determined that Mr. Hinckley and Mr. Shaffer each meet the SEC criteria for “audit committee financial expert.”
      The Audit and Compliance Committee, which met 13 times in 2005 (eight times by telephone), evaluates the performance of our independent auditors, who report directly to the Committee, and has the responsibility to retain or to terminate the independent auditors. The Audit and Compliance Committee reviews and discusses with the independent auditors and with management our annual audited consolidated financial statements and quarterly financial statements, the activities of our internal auditors, and the adequacy of our system of internal controls and procedures. The Committee pre-approves fees paid to our independent auditors for their annual audit and reviews, and pre-approves non-audit services to be provided by such auditors as required by the pre-approval policy. The Audit and Compliance Committee reviews with management and discusses proposed earnings releases and information to be provided to financial analysts and securities rating agencies.

      The Audit and Compliance Committee reviews the implementation of and monitors compliance with our Standards of Conduct and evaluates the Reportable Transactions and Conflicts of Interest Questionnaires completed by certain employees to determine whether conflicts of interest exist or violations of corporate policy have occurred. The Committee also considers other possible conflicts of interest situations brought to its attention and makes appropriate recommendations concerning these situations.
      The report of the Audit and Compliance Committee appears below, under the caption “Report of the Audit and Compliance Committee.”
      Compensation Committee. This Committee currently consists of five independent directors. They are Larry D. Yost, Chair, Stephen E. Frank, Gregory K. Hinckley, Lydia H. Kennard, and Oren G. Shaffer, all of whom served on the Committee in 2005 as indicated above. The Compensation Committee met five times in 2005. The Board of Directors has determined that under the corporate governance rules of the NYSE, all of the members of the Compensation Committee are independent.
      The Committee recommends to the Board policies for executive compensation and approves the remuneration of all officers. It administers the employee stock incentive plans, cash bonus plans, Employee Stock Purchase Plan, and certain other compensation and retirement arrangements.
      Governance and Nominating Committee. The Governance and Nominating Committee currently consists of five independent directors. They are Claire W. Gargalli, Chair, Stephen E. Frank, Lydia H. Kennard, Stephen P. Reynolds and Steven B. Sample. The Governance and Nominating Committee met five times in 2005. The Board of Directors has determined that, under the corporate governance rules of the NYSE, all of the members of the Governance and Nominating Committee are independent.
      The Committee reviews and recommends to the Board practices and procedures relating to matters of corporate governance, including the evaluation and recommendation of criteria for membership on the Board and the composition and structure of the Board and its committees. The Committee also reviews management succession plans and determines the compensation of directors for Board and Committee service each year.
      The Governance and Nominating Committee considers the qualifications of persons recommended for election to fill vacancies that may occur in the Board of Directors from time to time. The Committee will consider persons recommended by the stockholders for election to the Board, as disclosed below under “Consideration of Director Nominees.”
Consideration of Director Nominees.
      The Governance and Nominating Committee annually assesses the size, composition and needs of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise occur, the Governance and Nominating Committee consults with the full Board and may retain a professional search firm to assist with identifying and evaluating candidates.
      Annex A of the Charter of the Governance and Nominating Committee (which is Appendix B to this proxy statement) states the general criteria that apply to candidates recommended by the Committee for nomination to the Board. In addition, the Committee considers specific qualities needed to fill vacancies, such as financial expertise and literacy for potential members of the Audit and Compliance Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board.
      The Governance and Nominating Committee will consider candidates recommended by stockholders if they meet the criteria referred to above. Recommendations may be sent to the Committee in care of the Corporate Secretary at the address set out on the first page of this proxy statement. They must include the following:

•	the candidate’s name and address;

•	a brief biographical statement of the candidate, including his or her occupation for at least the last five years, and a description of his or her qualifications for Board membership; and

•	the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.
      Any stockholder recommendation of a candidate for election at the 2007 Annual Meeting must be received no later than December 8, 2006 in order for the Governance and Nominating Committee to consider it.
      Section 2.7 of our By-Laws establishes an alternative procedure for stockholders of record to nominate persons for election to our Board at an annual meeting. The By-Laws do not provide for such nominations to be included in the Company’s proxy statement and proxy card. A stockholder who intends to make a nomination at the annual meeting must give timely notice in writing to the Corporate Secretary. For nominations to be made at the 2007 Annual Meeting, notice must be delivered to the Corporate Secretary at the address set out on the first page of this proxy statement no earlier than January 17, 2007 and no later than February 16, 2007.
Director Compensation.
      Mr. Brady is the only director who is also an employee of the Company. He is not paid any fee or other remuneration for his service as a member of the Board.
      The non-management directors are compensated under the 2002 Director Stock Option and Fee Plan (the “2002 Plan”), which was approved by our stockholders at the 2002 Annual Meeting. The 2002 Plan authorized Intermec to issue as compensation 500,000 shares of Common Stock, plus 245,000 shares of Common Stock that remained available under the 1997 Director Stock Option and Fee Plan. The number of shares issuable under the 2002 Plan is subject to adjustment for certain events affecting the Company’s capitalization.
      Under the 2002 Plan, non-management directors receive an annual retainer for Board service and each director who serves as Chair of a Board committee receives an additional annual retainer. The Governance and Nominating Committee determines the amount of those retainers and whether they will be paid wholly or partially in shares of Common Stock rather than cash. In 2005, the annual retainer for Board service was maintained at $30,000. The annual retainer for service as Chair of the Audit and Compliance Committee was increased to $10,000 and the annual retainer for the Chairs of the Compensation Committee and the Governance and Nominating Committee was increased to $8,000, in all cases to be paid in Common Stock. These shares are issued to the directors quarterly, valued at the average market price of the Common Stock for the preceding quarter. Directors may elect to defer all or a portion of their retainers to a deferred stock account.
      In 2005, non-management directors also received an attendance fee of $2,000 for each meeting of the Board and for each physical meeting of a committee of the Board, and an attendance fee of $1,000 for each telephonic meeting of a committee of the Board, for committees on which the director served. Directors could elect to receive attendance fees in shares of Common Stock, in cash, or in a combination of both, and could choose to defer receipt until after leaving the Board.
      Each director’s deferred stock account is a bookkeeping account credited with share units (also called “phantom stock”) representing shares of Common Stock. Cash credited to a director’s cash account accrues interest at a rate equal to the prime rate. Credits to the deferred stock and cash accounts are made on the first business day following the end of each quarter. A director’s stock account is credited with the number of shares of Common Stock paid in lieu of cash fees that are the subject of a deferral election. If the Company paid regular cash dividends on the Common Stock, the directors’ stock accounts would be credited with additional share units based on the fair market value of the Common Stock on the dividend payment date. Transfers between the stock account and the cash account are not permitted. Payment of deferred amounts begins in the January following the year in which a director leaves the Board. Directors may elect in advance to receive deferred amounts as a lump sum or in two to fifteen substantially equal annual installments.

      On the first business day following January 1, 2005, each non-management director automatically received a grant of an option to purchase 10,000 shares of Common Stock at the fair market value on the date of grant. (Any director who joined the Board at any subsequent time of the year received a pro-rata portion of the annual grant, based upon the length of his or her Board service that year.) All options granted in 2005 under the 2002 Plan become fully exercisable on the first anniversary of the grant thereof; however, if a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the policy for mandatory retirement of directors, then all such options held by such director become exercisable in full. In addition, if a Change of Control of the Company (as defined in the 2002 Plan) occurs, then all options granted under the 2002 Plan become fully exercisable. In 2005, options that have vested under the 2002 Plan remain exercisable until three years following the first to occur of (a) the retirement or resignation of the director from the Board (or the director’s failure to be reelected to the Board), (b) the total and permanent disability of the director or (c) the death of the director.
      In September 2005, the Committee considered certain changes to the structure of options to be granted to non-management directors under the 2002 Plan in light of the anticipated expensing of stock options and its effect on options with unlimited terms. The Committee unanimously agreed that annual options granted to directors after January 1, 2006 should vest immediately and should have a fixed term of ten years, which term is not affected by the retirement or other departure of a director from the Board. Amendments to the 2002 Plan effecting these changes and other technical revisions required by the American Jobs Creation Act of 2004 and the regulations thereunder were formally adopted by the Committee in November 2005. The 2002 Plan, as amended effective January 1, 2006, was filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
Director Benefits.
      Directors are reimbursed for travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.
      The Company’s non-management directors are compensated only under the 2002 Plan and do not participate in any Company pension or other benefit plans.
Director Ownership Guidelines.
      In July 2004, the Compensation, Governance and Nominating Committee (which was the predecessor to the current Compensation Committee and the current Governance and Nominating Committee) adopted stock ownership guidelines for non-management directors. The guidelines suggest that those directors retain from the compensation paid to them by the Company Common Stock and derivatives of Common Stock equal in value (calculated at the current market price) to five times the current annual retainer fee under the 2002 Plan. The guidelines also suggest that a new director should accumulate this amount within five years from the commencement of service on the Board.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Unitrin, Inc. has beneficial ownership of a total of 20.24 percent of our outstanding Common Stock. (See Note (a) to the table entitled “Beneficial Owners of More Than 5%,” which appears below under the caption “Security Ownership of Certain Beneficial Owners and Management.”) In January 2005, the Life and Health Insurance segment of Unitrin entered into a contract with Intermec Technologies Corporation, a wholly owned subsidiary of Intermec, under which Intermec Technologies would develop the software for the next generation of the segment’s handheld computers. In 2005, Intermec Technologies recognized $2.7 Million in revenue from Unitrin, and recorded $.3 million in deferred service revenue.
      Steven J. Winter became an executive officer of the Company in September 2005. In the first quarter of 2005, Mr. Winter repaid $210,000 due to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Directors who were members of our Compensation Committee in 2005 are Stephen E. Frank, Gregory K. Hinckley, Lydia H. Kennard, Stephen P. Reynolds, Oren G. Shaffer and Larry D. Yost. During 2005, there were no compensation committee interlocks or other relationships to be reported under this item.
PROPOSAL 1.
ELECTION OF DIRECTORS
      The Board of Directors, pursuant to Intermec’s By-Laws, has determined that the current number of directors is ten. The Board is divided into three classes, each of which is composed of approximately one-third of the directors, with each director normally elected to serve a three-year term and one full class of directors to be elected at each Annual Meeting. Our Certificate of Incorporation provides that the directors will be elected by a majority of the votes cast at the meeting.
      In Proposal 2, the Board recommends that stockholders approve amendments to our Certificate of Incorporation that would declassify the Board and result in the annual election of all directors. If Proposal 2 is properly approved, beginning at the 2007 Annual Meeting, all directors will be subject to annual re-election. If Proposal 2 is not approved, our Board will continue to be divided into three classes, as described above.
      In September 2005, the authorized number of directors was increased to ten and Oren G. Shaffer was elected as a director. Mr. Shaffer was initially suggested as a candidate by a third-party search firm. Mr. Shaffer met the Governance and Nominating Committee’s candidate criteria, as described above under the captions “Corporate Governance, Consideration of Director Nominees.” Mr. Shaffer was selected by the Governance and Nominating Committee and approved by the Board.
      Gregory K. Hinckley, Steven B. Sample, Mr. Shaffer and Larry D. Yost, incumbent Class II directors whose terms are currently scheduled to expire at the 2006 Annual Meeting, have been nominated for re-election as Class II directors for three-year terms expiring in 2009. However, as explained above, if Proposal 2 is properly approved these directors and all other directors of Intermec will be subject to annual re-election beginning in 2007.
      The following information provides the age, business experience and Board committee membership as of March 20, 2006, of the nominees for election and the directors continuing in office after the Annual Meeting whose terms of office do not expire this year. All four nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees declines or is unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select, or the number of authorized directors may be reduced.
      Our Board of Directors has a policy of mandatory retirement from the Board at the annual meeting following a director’s 72nd birthday.
Nominees for Election as Class II Directors with Terms to Expire in 2009
      GREGORY K. HINCKLEY, age 59. Mr. Hinckley is President, Chief Operating Officer and director of Mentor Graphics Corporation, a provider of electronic design automation software and systems, and has served in that capacity since 1999. He joined Mentor Graphics as Executive Vice President, Chief Operating Officer and Chief Financial Officer in 1997. Prior thereto, he served as Chief Financial Officer of two other publicly traded companies. He joined the Board of Intermec in 2004, and is a member of the Audit and Compliance Committee and the Compensation Committee. He also serves on the boards of Amkor Technology, Inc. and the Portland Opera.

      STEVEN B. SAMPLE, age 65. Dr. Sample is President of the University of Southern California and has held that position since 1991. He has been a director of Intermec since 1997, and is a member of the Audit and Compliance Committee and the Governance and Nominating Committee.
      From 1982 to 1991, Dr. Sample was President of the State University of New York at Buffalo. He is a director of the Wm. Wrigley Jr. Company, the Santa Catalina Island Company, the AMCAP Fund, Inc. and the American Mutual Fund, Inc. Dr. Sample is also founding Chairman of the Association of Pacific Rim Universities, a trustee of the University of Southern California and of the Regenstreif Medical Foundation, past Chairman and current member of the Association of American Universities, and on the Board of Trustees of the J. Paul Getty Trust.
      OREN G. SHAFFER, age 63. Mr. Shaffer is Vice Chairman and Chief Financial Officer of Qwest Communications International Inc. and has served in that capacity since 2002. He has been a director of Intermec since September 2005, and serves on the Audit and Compliance Committee and the Compensation Committee. From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, which develops intelligent optical networking solutions for telecommunications applications. He also serves on the boards of the Singapore Equity Fund and the Japan Fund.
      LARRY D. YOST, age 68. Mr. Yost is the Retired Chairman of the Board and Chief Executive Officer of ArvinMeritor, Inc., a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. He served in those positions from 2000 to August 2004. He has been a director of Intermec since 2002, and is Chair of the Compensation Committee.
      From 1997 until the 2000 merger of Arvin, Inc. and Meritor Automotive, Inc., Mr. Yost was Chairman and Chief Executive Officer of Meritor, a supplier of automotive components and systems. He is a director of Kennametal, Inc., Milacron Inc. and Actuant Corporation. Mr. Yost is also a director of the Economic Club of Detroit. He serves on the executive board of the Detroit Area Boy Scouts of America and is a national trustee for the Boys & Girls Clubs of America. Mr. Yost also serves on the board of trustees of the Citizens Research Council of Michigan and the board of regents of the Milwaukee School of Engineering.
Class III Directors Continuing in Office with Terms to Expire in 2007
      LARRY D. BRADY, age 63. Mr. Brady is Chairman of the Board, President and Chief Executive Officer of Intermec. He joined Intermec as President and Chief Operating Officer in July 1999, became Chief Executive Officer in September 2000, and was elected to the additional office of Chairman of the Board in August 2001. Mr. Brady has been a director since September 1999.
      Mr. Brady previously served as President of FMC Corporation, a producer of chemicals and machinery for the agricultural, industrial and government markets. He joined FMC in 1978 and held a variety of positions with that company. He was elected a Vice President of FMC in 1984, an Executive Vice President and a director in 1989, and President in 1993.
      Mr. Brady is a director of Baker Hughes Incorporated and of Pactiv Corporation. He also serves as a member of the Advisory Board of Northwestern University’s Kellogg School of Management.
      ALLEN J. LAUER, age 68. Mr. Lauer is Chairman of the Board of Varian, Inc., a supplier of scientific instruments and vacuum technologies, and has served in that capacity since 2002. He served as Chief Executive Officer of Varian from 1999 until his retirement from that position on December 31, 2003, and as President from 1999 until 2002. Prior thereto, he was Executive Vice President of Varian Associates, Inc., from which the capital stock of Varian, Inc. was distributed to shareholders in 1999. He has been a director of Intermec since 2003, and is Chair of the Audit and Compliance Committee. He is also a director of Immunicon Corporation.
      STEPHEN P. REYNOLDS, age 58. Mr. Reynolds is Chairman of the Board, President and Chief Executive Officer of Puget Energy, Inc. and of its wholly owned utility subsidiary, Puget Sound Energy, Inc. He became Chairman of the Board in 2005, having held the positions of President and Chief

Executive Officer since 2002. Prior to joining Puget Energy, Mr. Reynolds was President and Chief Executive Officer of Reynolds Energy International, an energy advisory firm, from 1997 to 2001, and prior to that was President and Chief Executive Officer of Pacific Gas Transmission Company.
      Mr. Reynolds has been a director of Intermec since January 1, 2005 and serves on the Audit and Compliance Committee and the Governance and Nominating Committee. He also serves on the boards of Oregon Steel Mills, Inc., the Edison Electric Institute, the American Gas Association, the ArtsFund and the 5th Avenue Theatre, both of Seattle, the Nature Conservancy of Washington and the Washington Roundtable.
Class I Directors Continuing in Office with Terms to Expire in 2008
      STEPHEN E. FRANK, age 64. Mr. Frank is the retired Chairman, President and Chief Executive Officer of Southern California Edison, a subsidiary of Edison International. He has been a director of Intermec since 1997, and is a member of the Compensation Committee and the Governance and Nominating Committee. Mr. Frank was President and Chief Operating Officer of Southern California Edison from 1995 to January 2000, when he assumed the position of Chairman, President and Chief Executive Officer. He retired from those positions on January 1, 2002. Prior to joining Southern California Edison in 1995, Mr. Frank was President of Florida Power and Light Company and before that was Executive Vice President and Chief Financial Officer of TRW, Inc.
      Mr. Frank is a director of AEGIS Insurance Services Limited, Northrop Grumman Corporation, Puget Energy, Inc. and Washington Mutual, Inc. He is a member of the Board of the Los Angeles Philharmonic Association.
      CLAIRE W. GARGALLI, age 63. Ms. Gargalli is the retired Vice Chairman of Diversified Search Companies, executive search consultants, having served in that position from 1990 until her retirement in 1998. She has been a director of Intermec since 1998 and is Chair of the Governance and Nominating Committee. Ms. Gargalli is a director of Praxair, Inc., Baker Hughes Incorporated and Virginia National Bank. She is an emeritus trustee of Carnegie Mellon University and of Middlebury College.
      LYDIA H. KENNARD, age 51. From 1999 to 2003 and again from October 2005 to present, Ms. Kennard has served as Executive Director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Ontario International, Palmdale Regional and Van Nuys General Aviation Airports. She was Deputy Executive Director for Design and Construction for Los Angeles World Airports from 1994 to 1999. She has been a director of Intermec since 2003, and is a member of the Compensation Committee and the Governance and Nominating Committee.
      Ms. Kennard is a director of AMB Property Corporation, a director of IndyMac Bank, a member of the UniHealth Foundation Board and a trustee for the University of Southern California.
RECOMMENDATION
The Board of Directors unanimously recommends that you vote FOR the re-election of Mr. Hinckley,
Mr. Sample, Mr. Shaffer and Mr. Yost to our Board of Directors.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following tables set forth the number of shares of Common Stock beneficially owned, directly or indirectly, by the parties that reported beneficial ownership of more than 5% of our outstanding Common Stock as of December 31, 2005, and by each director, each executive officer named in the Summary Compensation Table which appears below under the caption “Executive Compensation, Summary

Compensation Table (the “Named Executive Officers”), and all of our directors and executive officers as a group as of March 20, 2006.
      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and is not necessarily indicative of beneficial ownership for any other purpose. Shares of Common Stock that a person has a right to acquire within 60 days of March 20, 2006 are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, if applicable.
Beneficial Owners of More Than 5%

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

Unitrin, Inc.	12,657,764	(a)	20.24
One East Wacker Drive
Chicago, IL 60601,
FMR Corp.	9,373,147	(b)	14.99
82 Devonshire Street
Boston, MA 02109
Artisan Partners Limited Partnership	4,981,600	(c)	7.97
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

(a)	Unitrin, Inc. (“Unitrin”) has reported in a filing on Schedule 13D/A dated March 28, 2003 that it shares power to vote and dispose of these Intermec shares with its wholly owned subsidiary, Trinity Universal Insurance Company. For a description of a transaction involving Intermec and Unitrin, see the information that appears above under the caption “Certain Relationships and Related Transactions.”

(b)	FMR Corp. and Edward C. Johnson, III have reported in a filing on Schedule 13G/ A dated February 14, 2006, that several entities under their control have the sole power to dispose of or direct the disposition of all of these Intermec shares and the sole power to vote or direct the vote of 2,853,407 of these Intermec shares.

(c)	Artisan Partners Limited Partnership, filing as an investment adviser, has reported in a Schedule 13G dated January 27, 2006, that at December 31, 2005 it shares power to vote and dispose of these Intermec shares with its General Partner, Artisan Investment Corporation, Andrew A. Zeigler and Carlene Murphy Ziegler.
Beneficial Ownership of Management.
      Except as otherwise indicated, and except to the extent that transfer of shares of Restricted Stock and of Restricted Stock Units is prohibited prior to the satisfaction of the terms of the award, each director and Named Executive Officer either has sole investment and voting power with respect to the securities shown or shares investment and/or voting power with that individual’s spouse.

	Amount and Nature of
Directors and Officers	Beneficial Ownership		Percent of Class

Larry D. Brady	526,081	(a)	*
Kenneth L. Cohen	189.782	(a)(b)(d)	*
Stephen E. Frank	124,164	(a)(c)	*
Claire W. Gargalli	113,383	(a)(c)	*
Janis L. Harwell	82,474	(a)(b)(f)	*
Gregory K. Hinckley	39,434	(a)	*
Lydia H. Kennard	51,685	(a)	*
Allen J. Lauer	58,018	(a)(c)(e)	*
Thomas O. Miller	221,140	(a)(f)	*
Stephen P. Reynolds	21,193	(a)	*
Steven B. Sample	79,419	(a)(c)(g)	*
Oren G. Shaffer	10,505	(a)(c)	*
Robert T. Smith	41,719		*
Steven J. Winter	151,856	(a)(f)	*
Larry D. Yost	72,136	(a)(c)	*
All directors and executive officers (16 persons)	1,756,202		2.7

*	Less than 1%.

(a)	Includes the following shares of Common Stock subject to outstanding options that were exercisable on March 20, 2006, or become exercisable within 60 days thereafter, pursuant to stock options awarded under our plans:

Mr. Brady — 186,000	Mr. Hinckley — 37,500	Dr. Sample — 60,000
Mr. Cohen — 69,001	Ms. Kennard — 47,500	Mr. Shaffer — 10,000
Mr. Frank — 60,000	Mr. Lauer — 50,000	Mr. Winter — 130,500
Ms. Gargalli — 100,000	Mr. Miller — 82,827	Mr. Yost — 50,000
Ms. Harwell — 13,000	Mr. Reynolds — 20,000

(b)	Includes 48,500 shares held by The Intermec Foundation (the “Foundation”). Voting and investment power with respect to these shares is exercised by the Foundation’s officers, who are elected by the directors of the Foundation. Mr. Cohen and Ms. Harwell are two of three directors. Such individuals, by virtue of their ability to elect the officers of the Foundation, may be deemed indirectly to beneficially own such shares for certain purposes within the meaning of the SEC regulations referred to above.

(c)	Includes the following shares of Common Stock credited to the directors’ deferred accounts as bookkeeping entries under the 2002 Plan:

Mr. Frank — 59,164	Mr. Sample — 18,919
Ms. Gargalli — 11,383	Mr. Shaffer — 505
Mr. Lauer — 7,018	Mr. Yost — 18,136

(d)	Includes 31,475 shares held by the Intermec Pension Plan Master Trust, a trust organized to hold the assets of certain qualified U.S. pension plans. Voting and investment power with respect to these shares is exercised by a committee appointed by the Board of Directors comprising Mr. Cohen and another employee of the Company.

(e)	Includes 1,000 shares held by a family trust of which Mr. Lauer is a trustee.

(f)	Includes the following shares of time-based Restricted Stock Units; see note (c) to the Summary Compensation Table which appears below under the caption “Executive Compensation, Summary Compensation Table:”

Ms. Harwell — 20,000
Mr. Miller — 10,000
Mr. Winter — 10,000

(g)	Includes 500 shares held by a family trust of which Dr. Sample is a trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.
      Based on our review of the reports we have received and written representations that no other reports were required for 2005, we believe that all Section 16(a) reporting requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities in 2005 were satisfied in a timely fashion, except that: Frederic B. Anderson had one late report; Mr. Cohen, Mr. Frank and Mr. Winter each had one amended report to correct a prior timely filed report from 2004, 2001, and 2005, respectively; Mr. Miller had one late report; and Mr. Smith had one amended report to correct a late report.
INDEPENDENT AUDITORS
      The Audit and Compliance Committee has reappointed the firm of Deloitte & Touche LLP to serve as our independent auditors for 2006. Deloitte & Touche LLP has served as our independent auditors since we became a public company in 1997, is familiar with our business and operations and has offices in most of the countries in which we conduct business. In making this appointment, the Audit and Compliance Committee considered whether the provision of the services other than the services described under “Audit Fees” and “Audit-Related Fees” is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that the provision of such services is compatible with maintaining their independence.
      Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Accountant Fees and Services.
      The aggregate fees we paid to Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2005 and 2004 were as follows (amounts in thousands):

	2005	2004

Audit Fees(a)	$2,390	$3,742
Audit-Related Fees(b)		125

Total Audit and Audit-Related Fees	2,390	3,867

Tax Fees(c)	554	615
Other Fees	0	0

(a)	Includes fees billed for the audit of our annual financial statements for the years ended December 31, 2005 and 2004 included in our annual reports on Form 10-K and for the reviews of interim financial information included in our quarterly reports on Form 10-Q.

(b)	Includes fees billed for consultation services related to internal controls and consents and filings on Forms 8-K and S-8 for the years ended December 31, 2004.

(c)	Includes fees for review of tax returns and consultations related to tax matters for the years ended December 31, 2005 and 2004.
      The Audit and Compliance Committee’s policy is that all audit and non-audit services to be performed by our independent auditor must be approved in advance. The policy permits the Audit and Compliance Committee to delegate pre-approval authority (except with respect to services related to internal controls) to one or more of its members and requires any member who pre-approves services pursuant to that authority to report the decision to the full Committee no later than its next scheduled meeting. The Audit and Compliance Committee has delegated such authority to its Chair.
REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE
      The Board of Directors has adopted a written charter for the Audit and Compliance Committee (the “Audit Charter”). The Audit Charter was appended to the Company’s 2005 Proxy Statement and therefore is not appended this year. The Audit Charter is available on the Company’s website at www.intermec.com/IntermecInc/investorinfo.asp.
      In accordance with the provisions of our charter, we have (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2005 with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU § 380”), as modified or supplemented, (iii) received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” as modified or supplemented, and (iv) discussed with Deloitte its independence from the Company.
      As part of our responsibilities under our charter, we reviewed with the Company’s General Counsel whether there were any legal matters that have had or are likely to have a material impact on the Company’s financial statements. We also reviewed the Company’s compliance with the Intermec Standards of Conduct.
      In addition, we met with Deloitte prior to the filing of each of the Company’s quarterly reports on Form 10-Q to discuss the results of its review of the financial information included in those reports.
      Management has represented to the Committee, and Deloitte has confirmed, that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.
      In performing our oversight function, we relied upon advice and information received in our discussions with the Company’s management, internal auditors and Deloitte. This advice and information was obtained at thirteen Committee meetings held in person or telephonically during the year, during which we engaged both management and Deloitte in discussions. During four of these meetings, we met separately with the Company’s internal auditors and then with Deloitte. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2005, be included in the Company’s Annual Report on Form 10-K for that year.

The Audit and Compliance Committee

Allen J. Lauer, Chair
Gregory K. Hinckley
Stephen P. Reynolds
Steven B. Sample
Oren G. Shaffer

EXECUTIVE COMPENSATION
Report of the Compensation Committee
      The Compensation Committee (the “Committee”) of the Board of Directors consists of five non-employee, independent, outside directors within the meaning of SEC regulations, the NYSE listing standards, and the Internal Revenue Code. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors and reviewed annually. The Committee is responsible for establishing and approving the Company’s policies that govern compensation for the executive officers. The Committee is also responsible for determining the compensation philosophy for these individuals, to motivate them to enhance the Company’s long-term competitive advantage and sustainable profitability, thereby contributing to the value of the stockholders’ investment.
Compensation Policies.
      In 2004, the Company announced its intention to divest its industrial automation systems (“IAS”) businesses. The Company completed these divestitures over the course of 2005, resulting in continuing operations entirely related to the automated identification and data collection (“AIDC”) business of its Intermec Technologies subsidiary. In view of this change, the Company changed its name to Intermec, Inc., effective January 1, 2006.
      The Company participates in a highly competitive technology industry. Each year the Committee oversees an executive compensation review to assess the compensation of its officers in relation to compensation peer group companies. Beginning in 2004, the Committee reviewed the Company’s compensation programs in light of the divestitures of the IAS businesses. The Committee believes that the Company’s compensation programs should reflect the reduced scale of the resulting business and should be aligned with the industry in which its continuing operations conduct business. As in previous years, the executive compensation review for 2005 was assisted by an independent, external compensation consultant from a national human resources consulting firm. The independent compensation consultant was engaged by the Committee. The review focused on relevant market practices, mix of pay components, and the links between pay and performance.
      The Committee intends to apply a consistent philosophy to all of the applicable compensation programs using the following guidelines:

•	To offer a total compensation package to Intermec executives that is reflective of the compensation practices of a specifically identified peer group of companies;

•	To target total compensation packages for executive officers at the 50th percentile of the compensation peer group;

•	To make a meaningful portion of executive officer compensation at-risk by tying it to measures of Company performance, both short-term and long-term;

•	To attract and retain, in a highly competitive market, world-class talent who support our corporate strategy, drive financial performance, and deliver value to the Company’s stockholders;

•	To provide incentive for executives to make strategic decisions that will enhance the long-term goals of the Company;

•	To create a strong correlation between executive compensation, individual performance, Company business objectives and Company overall performance;

•	To use meaningful evaluations of executives’ performance in the achievement of Company and individual objectives, and to communicate such evaluations to executive officers in a timely way; and

•	To provide appropriate health and welfare and income security benefit programs for employees.

Base Salary
      In establishing the base salary for each executive officer, the Committee considers the following factors: (1) compensation data from peer group companies selected in consultation with our independent compensation consultant, (2) each executive officer’s past performance relative to corporate, business group and individual goals, (3) each executive officer’s responsibility level and objectives for the ensuing year, and (4) compensation relative to other Company executive officers.
      Each year, our independent compensation consultant provides executive compensation data drawn from nationally recognized third party surveys to assist the Committee in determining the appropriate salary levels for the executives. In addition, each year, our independent compensation consultant provides survey information with respect to the practices of a broad sample of companies of similar size (the “Compensation Peer Group”). Although the precise number can vary from year to year, 26 companies in the Compensation Peer Group reflecting our continuing business are also in the S&P Midcap 400 Index, and four companies in that same Compensation Peer Group are in the Standard & Poors 1500 Electrical Equipment and Instruments Index. Both of these indexes are presented in the Stock Performance Graph which appears below under the caption “Stock Performance Graph.”
      In November 2004, we reviewed the performance of the Chief Executive Officer and other executive officers, and compared their base salaries with the base salaries of individuals performing comparable duties at Compensation Peer Group companies in the manufacturing and service industries. Those companies were companies with which the Company competed in the market for executive talent, for its businesses as then comprised. Our decision regarding the Chief Executive Officer’s base salary is discussed below under “Compensation of the Chief Executive Officer.” After performing our review, we increased the base salaries of the then-current executive officers, other than the Chief Executive Officer by 3% to 8%. Each such executive officer’s increase became effective upon the anniversary date of his or her last salary increase. Mr. Winter was appointed to his current position and became an executive officer in September 2005. The Named Executive Officers’ base annual salaries shown in the Summary Compensation Table for 2005 were generally at the 50th percentile of the Compensation Peer Group used in November 2004.
      In November 2005, the Committee again reviewed the performance of the Chief Executive Officer and other executive officers, and compared their base salaries with the base salaries of comparable positions at companies in a “Compensation Peer Group.” Consistent with the change in the Company’s continuing business, we felt it was appropriate to review the composition of the Compensation Peer Group in 2005. The Committee concluded that a reference group of companies in the technology industry, rather than the manufacturing and services industry used in previous years, would be more appropriate. The revised Compensation Peer Group was developed in conjunction with the Committee’s external compensation consultant to include companies of a size and complexity, with market valuations and/or capitalization similar to our Company after the divestitures of the IAS businesses.
Annual Incentives
      The Intermec, Inc. 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), approved by stockholders at the 2004 Annual Meeting, provides for bonuses based upon financial objectives that directly relate to our near-term financial goals. At its first meeting of 2005, the Committee set the performance goals for the 2005 annual incentive awards (the “2005 Bonus Plan”). The 2005 Bonus Plan included three sets of company performance goals, depending upon whether the participant was a corporate employee or in one of the two operating divisions. The Named Executive Officers were also assigned individual target opportunities for incentive pay ranging from 50 percent to 100 percent of their annual salaries. In February 2006, the Committee considered the extent to which Intermec and its operating entities had met the previously established performance goals.
      The 2005 performance goals for corporate officers who were not heads of operating divisions were based 70 percent on Earnings Before Tax and 30 percent on average Net Capital Utilized as a percentage of revenue. The actual Earning Before Tax was 98.6 percent of the goal. The actual average Net Capital

Utilized as a percentage of revenue was 125 percent of the goal. Applying the weighting of 70 percent and 30 percent, respectively, to those factors resulted in awards of 106.5 percent of the individual targets for these Named Executive Officers. Mr. Cohen received a bonus equal to 53.3 percent of his 2005 salary. Ms. Harwell also earned a bonus under the 2005 Bonus Plan. In addition, taking into account Ms. Harwell’s exceptional performance relating to the achievement of strategic objectives beyond the metrics of the business plan for 2005, and her overall compensation package, the Committee elected to pay Ms. Harwell a supplemental bonus of $35,078. The combined total of these bonuses was equal to 72.4 percent of her 2005 salary.
      Goals for executives and other participants associated with the Intermec operating business were based 70 percent on achieving the Business Operating Profit goal and 30 percent on achieving the Net Working Assets as a Percent of Sales goal. The actual Business Operating Profit was 97.5 percent of the goal, and the actual Net Working Assets as a Percent of Sales was 105 percent of the goal. Therefore, the weighted result was 99.75 percent of the individual targets. Mr. Miller received a bonus equal to 79.8 percent of his 2005 salary. Mr. Winter also earned a bonus under the 2005 Bonus Plan. In addition, taking into account Mr. Winter’s exceptional performance relating to the achievement of strategic objectives beyond the metrics of the business plan for 2005 in the prior year, and his overall compensation package, the Committee elected to pay Mr. Winter a supplemental bonus of $46,177. The combined total of these bonuses was equal to 81.4 percent of his 2005 salary.
      For the executives responsible for IAS business, the goals were based 70 percent on Business Operating Profit and 30 percent on Net Working Assets as a Percent of Sales. The actual Business Operating Profit achieved was 125 percent of the goal and the actual Net Working Assets as a Percent of Sales achieved was 108.2 percent of the goal, producing weighted awards of 120 percent of the individual targets. Mr. Smith received a bonus equal to 108 percent of his 2005 salary.
      The Bonus column of the Summary Compensation Table, which appears below under the caption “Summary Compensation Table,” shows the bonus awards to the Named Executive Officers for performance in 2005.
Long-Term Incentives
      The Company’s long-term incentive compensation program consists of performance share units (“PSUs”) and stock options.

Long-Term Performance Share Program
      PSUs are granted pursuant to the Long-Term Performance Share Program, which is a sub-plan of the Omnibus Plan. The primary purpose of PSUs is to provide a competitive long-term incentive program that will reward officers for the Company’s overall success in its financial performance and sustained increases in its stock price. At the beginning of each three-year cycle, the Committee establishes target awards of PSUs for each participant. Participants can earn from 0 percent to 200 percent of their target PSUs, based on the Company’s financial performance. The Program performance period is three years, with new three-year performance period grants made annually. Participants will receive payouts in the form of Common Stock at the end of the performance period.
      The performance measures chosen for PSUs granted for the 2004-2006 cycle are the Company’s cumulative Return on Net Capital Utilized for fiscal years 2004, 2005 and 2006 and the Company’s cumulative Earnings per Share for the three-year performance period. The performance measures chosen for PSUs granted for the 2005-2007 cycle are the Company’s cumulative Return on Net Capital Utilized from continuing operations for fiscal years 2005, 2006 and 2007 and the Company’s cumulative Earnings per Share for the three-year performance period.

Long-Term Equity Award Program
      The Company’s Long-Term Equity Award Program consists of stock options, which align executives’ interests with those of the stockholders. The options have an exercise price equal to the market price of the Company’s common stock on the grant date, vest over five years and expire 10 years after the date of grant. (See notes to the table below entitled “Summary Compensation Table”, and notes to the table below entitled “Option Grants in Last Fiscal Year.”) The stock options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.
      The awards and the terms of each stock option and PSU award made to the six Named Executive Officers are shown in the Long-Term Compensation Awards columns of the Summary Compensation Table, the Options Granted in Last Fiscal Year Table and the Long-Term Incentive Plans Table for PSUs. (All of these tables appear below in this section of this proxy statement.) The number of options and PSUs granted to each of the six Named Executive Officers was based on the Committee’s subjective determination after considering performance, past practice, and the competitiveness of total compensation of individual positions relative to our Compensation Peer Group.
      Additional Awards. The Committee may grant additional short-, medium- or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to the Company, to retain executives, or to recognize certain other special circumstances.
Compensation of the Chief Executive Officer
      In determining the compensation of Mr. Larry Brady, the Company’s Chairman and Chief Executive Officer, the Committee follows the same compensation practices and reviews discussed above.
      In November 2004, the Committee reviewed Mr. Brady’s performance in 2004. The Committee determined that an increase in his base salary was warranted based upon Mr. Brady’s performance and the data contained in the Compensation Peer Group survey. However, the Committee entertained Mr. Brady’s proposal that he not receive an increase in base salary for 2005 and future years, in light of the anticipated changes in the size and scope of the business in relation to the planned divestiture of the IAS businesses. Taking into account these factors and his overall compensation package, the Committee decided not to increase Mr. Brady’s base salary for 2005. Mr. Brady’s base annual salary for 2005 was generally at the 50th percentile of the Compensation Peer Group used that year.
      In November 2005, the Committee reviewed Mr. Brady’s performance in 2005. The Committee again found that his very favorable performance during the year merited an increase in his base salary. However, the Committee considered the changes in the Company’s business in view of the IAS divestitures, and entertained a proposal from Mr. Brady to decrease his base salary by $50,000 or 7.2 percent, to better align his salary with the base salary of his peers in the technology industry. Considering these factors and comparable positions in the revised Compensation Peer Group, the Committee decreased Mr. Brady’s salary from $693,000 to $643,000 effective January 1, 2006. Mr. Brady’s base annual salary for 2006 will generally be at the 50th percentile of the Compensation Peer Group used that year.
      Mr. Brady participated in the 2005 Bonus Plan, described above, and received a bonus under that plan. In addition, taking into account Mr. Brady’s exceptional performance and leadership in the achievement of strategic initiatives in the prior year, and his overall compensation package, the Committee elected to pay Mr. Brady a supplemental bonus of $161,816. The combined total of these bonuses was 129.9 percent of his 2005 salary.
      Mr. Brady participates in both the Long Term Performance-Share Program and the Long Term Equity Award Program, described above. In 2005, Mr. Brady received a stock option grant of 60,000 shares and a performance share unit grant of 20,000 shares. The stock option grant vests annually over five years and has a ten-year term. The performance share grant is based on a three-year performance period of 2005-2007, as described above. If Mr. Brady retires from the Company by reason of Normal Retirement at age 65, all stock options granted in May 2005 that have not already vested shall vest immediately and will remain exercisable for 36 months following such event.

Personal Benefits
      The Company’s use of executive perquisites has been minimal. Perquisites did not reach the minimum value requiring disclosure in the Summary Compensation Table in 2003, 2004 or 2005. In November 2005 the Committee discontinued an automobile allowance program applicable to officers of the Company. The elimination of this program was, in some cases, partially offset with a one-time increase in the officer’s base salary for 2006, except that Mr. Brady did not receive any offsetting salary increase.
Stock Ownership Guidelines
      The Company adopted Executive Stock Ownership Guidelines in 2003 to assure that the corporate officers have a demonstrable stake in the equity of the Company and to further align the interest of the corporate officers’ with the long-term interest of the Company’s stockholders. The guidelines require the Chairman and Chief Executive Officer to retain an amount of Company Common Stock equal in value to five times his annual base salary before selling or otherwise transferring ownership of such stock. For other executive officers, the requirement is that they retain an amount of Company Common Stock equal in value to three times the officer’s annual base salary, and for all other officers the stock retention level is one times the officer’s annual base salary. Restricted Stock, Restricted Stock Units and Performance Share Units, but not stock options, are included in the calculation to determine whether the guidelines are met.
Tax Deduction on Compensation in Excess of $1 Million per Year
      The Committee’s policy is to provide annual incentive awards, performance share units and stock options that are intended to be fully deductible by the Company for income tax purposes. However, the Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Internal Revenue Code of 1986, as amended. In order to maintain ongoing flexibility of the Company’s compensation programs, the Committee may from time to time approve incentive and other compensation that exceeds the $1 million limitation. The Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.
      While we anticipate that compensation awarded under the Omnibus Plan will be deductible, there may be instances when we determine that the interests of the Company and its stockholders will be better served by compensation based on other factors. In such circumstances, we may award compensation of which some portion may not be deductible for Federal income tax purposes.

The Compensation Committee

Larry D. Yost, Chair
Stephen E. Frank
Gregory K. Hinckley
Lydia H. Kennard
Oren G. Shaffer

STOCK PERFORMANCE GRAPH
      Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company’s Common Stock for the five-year period ending December 31, 2005, with the cumulative total return for the same period of the Standard & Poor’s Midcap 400 Index and the Standard & Poor’s 1500 Electrical Equipment and Instruments index. The graph assumes an investment of $100 at the beginning of the period in Common Stock, in the S&P Midcap 400 Index and in the companies included in the Standard & Poor’s 1500 Electrical Equipment and Instruments index. Total shareholder return was calculated on the basis that in each case all dividends were reinvested. The stock price performance shown in the graph is not necessarily indicative of future price performance.
      As indicated in our 2005 Proxy Statement, we no longer compare our stock performance to a composite line-of-business index because management believes that the Standard & Poor’s 1500 Electrical Equipment and Instruments index comprises companies reasonably comparable to us in light of the fact that our Industrial Automation Systems businesses were discontinued and divested in 2005.
Comparison of Cumulative Five Year Shareholder Total Return

	INDEXED RETURNS
	Years Ending

	Base
	Period
Company/Index	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04	Dec 05

Intermec, Inc.	100	160.00	165.52	633.10	697.66	932.41

S&P Midcap 400 Index	100	99.40	84.97	115.24	134.23	151.08

S&P 1500 Electrical Equipment & Instruments	100	60.90	33.13	54.62	52.63	53.40

SUMMARY COMPENSATION TABLE
      The following table sets forth information for the periods indicated concerning compensation paid to the Named Executive Officers for services rendered with respect to 2005.

				Long-Term Compensation
				Awards

		Annual Compensation		Restricted
				Stock	Securities	All Other
		Salary		Awards	Underlying	Compensation
Name and Principal Position	Year	$(b)	Bonus($)	($)(c)	Options(#)	($)(d)

Larry D. Brady	2005	$693,000	$900,000	$0	60,000	$2,800
Chairman and CEO	2004	692,385	736,213	0	60,000	2,400
	2003	673,000	836,608	259,331	100,000	2,000
Kenneth L. Cohen	2005	202,769	107,995	0	15,000	2,800
VP and Treasurer(a)	2004	196,831	104,645	0	10,000	2,400
Janis L. Harwell	2005	281,515	215,000	0	35,000
Senior VP and	2004	82,500	52,633	282,200	30,000	15,812
General Counsel(a)
Thomas O. Miller	2005	351,254	280,300	0	35,000	100,361
VP Business	2004	330,924	335,303	174,900	30,000	48,870
Development(a)	2003	292,893	270,048	64,831	25,000	11,395
Robert T. Smith	2005	315,885	334,688	0	0	3,574
Senior VP and	2004	317,424	250,257	303,339	0	2,400
President of IAS(a)	2003	169,862	118,076	677,000	0	1,620
Steven J. Winter	2005	299,277	285,000	0	35,000	2,800
VP, President of Intermec Technologies(a)

(a)	Mr. Cohen became an executive officer in January 2004; Ms. Harwell joined the Company as an executive officer in September 2004; and Mr. Winter became an executive officer in September 2005. Effective September 2005, Mr. Miller is no longer an executive officer of the Company. Mr. Smith joined the company as an executive officer in June 2003; his service with the Company ended on December 31, 2005.
(b)	Includes amounts deferred under Section 401(k) of the Internal Revenue Code of 1986, as amended, or otherwise deferred.

(c)	The amounts reported in this column are the values of the shares of Restricted Stock and time-based Restricted Stock Units (“RSUs”), using the closing market prices of unrestricted Common Stock on the dates of grant. Upon vesting, the participant will receive one share of Common Stock for each time-based RSU.

Pursuant to SEC regulations, we must also report here the number and aggregate value of all unvested stock and stock-equivalent holdings at the end of the last fiscal year, regardless of when acquired. At December 31, 2005, the aggregate holdings of Restricted Stock, RSUs and PSUs of the Named Executive Officers, valued at $33.80 per share (the closing price of the Common Stock on the NYSE composite tape on that date), were as follows:

	# of Unvested	# of Unvested	# of Unvested	Total # of	Aggregate Value of
	Restricted	Restricted	Performance	Unvested	Unvested
Name	Stock	Stock Units	Share Units	Holdings	Holdings($)

Larry D. Brady	31,341	—	40,000	71,341	$2,411,326
Kenneth L. Cohen	1,481	—	8,333	9,814	$331,713
Janis L. Harwell	—	20,000	21,667	41,667	$1,408,345
Thomas O. Miller	2,777	20,000	21,667	44,444	$1,502,207
Robert T. Smith	—	—	—	—	$—
Steven J. Winter	2,222	20,000	20,000	42,222	$1,427,104

These amounts do not include shares originally issued as Restricted Stock as to which the restrictions have been removed by virtue of the lapse of time or satisfaction of other requirements. They do include performance-based awards denominated in stock units, assuming achievement of target levels.

Restricted Stock awards have been made under the Company’s 1997, 1999, and 2001 Stock Incentive Plans. Those that are not subject to satisfaction of performance measures generally vest in equal installments on the first, second and third anniversaries of the date of grant. If employment terminates because of disability or death, the Restricted Stock will vest immediately. If employment is terminated for any other reason, unvested awards will be forfeited. Unvested Restricted Stock will immediately vest upon a Change of Control (as defined below under the caption “Change of Control and Employment Agreements, Change of Control Agreements”). Holders of Restricted Stock have the right to vote the shares and to receive any dividends declared on the Common Stock. RSUs have been issued under the Company’s 2004 Omnibus Incentive Compensation Plan. They are not issued and outstanding shares of Common Stock and holders do not have the right to vote them or to receive dividends, but they are otherwise subject to the same terms as shares of Restricted Stock. All of the shares of Restricted Stock and RSUs shown in the preceding paragraph of this note are time-based and subject to these terms except as otherwise stated below.

PSUs are granted under the Long-Term Performance Share Program and the terms are reported in note (a) to the Long-Term Incentive Plans Table, which appears below in this section of this proxy statement.

The Company entered into an agreement with Mr. Smith in 2003, when he was hired, under which he received 50,000 shares of Restricted Stock. The shares were restricted until the performance goal was satisfied, although partial releases of the restriction were authorized. The performance goal was based on achievement of a material improvement to cash flow and cash flow efficiency of IAS as determined over any four consecutive quarters or as of each anniversary of the agreement date in the reasonable discretion of the Chief Executive Officer and the Chief Financial Officer of the Company prior to the third anniversary. All shares still subject to restriction on the third anniversary of the agreement date were to be forfeited. In July 2004, it was determined that the performance goal had been partially satisfied and 12.5 percent of the shares were released from the restriction. In December 2005, it was determined that another 69.0 percent of the performance goals had been achieved. A total of 40,750 shares had the restrictions lifted in 2004 and 2005. The remaining 9,250 shares remained under restriction and were forfeited in accordance with their terms.

In 2004, Mr. Smith received an award of 16,667 shares of time-based Restricted Stock on the same terms as certain other employees of IAS. The restriction on transfer was to be released in equal installments on the first, second and third anniversaries of the date of grant. These grants differ from other time-based grants of Restricted Stock described above in that they provide for release of restrictions on transfer upon the termination of employment that is not voluntary and not for cause. In accordance with the agreement, Mr. Smith and other employees who received these grants received their shares free of restrictions upon the sale of the IAS businesses in 2005, whether or not they were hired by the purchasers of those businesses.

(d)	This column reflects the following for 2005: (i) present value of the 2005 premium for split-dollar life insurance for Mr. Miller of $1,088; (ii) group term life insurance premium of $774 for Mr. Smith; (iii) matching contributions of $2,800 made to the respective accounts of the Named Executive Officers under the 401(k) plan; and (iv) relocation payments of $13,012 for Ms. Janis Harwell and $96,473 for Mr. Miller as part of the corporate officer relocation program.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table shows stock option grants with respect to shares of Common Stock under the 2004 Stock Incentive Plan to the Named Executive Officers during the 2005 fiscal year.

			Percentage
			of Total
	Number of		Options
	Options		Granted to	Exercise		Grant Date
	Granted		Employees in	Price	Expiration	Present Value
Name	in 2005(a)		2005	($/sh)	Date	($)(b)

Larry D. Brady	5,003	(c,d)	0.85	$19.9850	05/17/2015	$65,990
	54,997	(c,e)	9.33	19.9850	05/17/2015	725,410

	60,000		10.18			791,400
Kenneth L. Cohen	12,079	(c,f)	2.05	19.9850	05/17/2015	159,322
	2,921	(c,g)	0.50	19.9850	05/17/2015	38,528

	15,000		2.54			197,850
Janis L. Harwell	7,807	(h)	1.32	19.9850	05/17/2015	102,974
	27,193	(i)	4.61	19.9850	05/17/2015	358,676

	35,000		5.94			461,650
Thomas O. Miller	5,003	(j)	0.85	19.9850	05/17/2015	65,990
	29,997	(k)	5.09	19.9850	05/17/2015	395,660

	35,000		5.94			461,650
Robert T. Smith	0		0	—	—	0
Steven J. Winter	5,697	(l)	0.97	19.9850	05/17/2015	75,143
	29,303	(m)	4.97	19.9850	05/17/2015	386,507

	35,000		5.94			461,650

(a)	All options granted to the Named Executive Officers were granted at the fair market value of a share of Common Stock on the date of the grant. These options permit payment of the exercise price and any withholding tax due upon exercise by the surrender of already owned shares of Common Stock having a fair market value equal to the exercise price or the amount of withholding tax and also permit payment of withholding tax by applying shares otherwise issuable upon exercise. All such options become immediately exercisable upon the occurrence of certain events resulting in a Change of Control of the Company, and accelerated vesting schedules become applicable in the event of the death of the optionee while employed. Change of Control has the meaning discussed under “Change of Control Employment Agreements,” below.

(b)	The Black-Scholes model was used to determine the grant date present value of these stock options. This method requires the assumption of certain values that affect the option price. The values that were used in this model are the volatility of the price of the Common Stock and the estimate of the risk-free interest rate. Since we have not paid a cash dividend, no yield on the Common Stock was assumed. For purposes of the model used to value the options in this table, a weighted average volatility factor of 50.68% for the Company, determined from historical stock price fluctuations, and a 4.12% weighted average risk-free interest rate, determined from market information prevailing on the grant date were used. No adjustments were made for the nontransferability or risk of forfeiture of the stock options. This model allocates the valuation evenly over the vesting schedule. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical values indicated in the table.

(c)	Upon Normal Retirement at age 65, unvested stock options become fully vested. Options then remain exercisable for 36 months from retirement date.

(d)	Incentive stock options, which become exercisable on May 17, 2010.

(e)	Nonqualified stock options. These options become exercisable in four equal installments of 12,000 shares on May 17, 2006, May 17, 2007, May 17, 2008, and May 17, 2009, and one installment of 6,997 shares on May 17, 2010.

(f)	Incentive stock options, which become exercisable in two equal installments of 1,657 shares on May 17, 2006 and May 17, 2007, one installment of 2,765 shares on May 17, 2008, and two equal installments of 3,000 shares on May 17, 2009 and May 17, 2010.

(g)	Nonqualified stock options. These options become exercisable in two equal installments of 1,343 shares on May 17, 2006, May 17, 2007, and one installment of 235 shares on May 17, 2008.

(h)	Incentive stock options, which become exercisable in four equal installments of 701 shares on May 17, 2006, May 17, 2007, May 17, 2008 and May 17, 2009, and one installment of 5,003 shares on May 17, 2010.

(i)	Nonqualified stock options. These options become exercisable in four equal installments of 6,299 shares on May 17, 2006, May 17, 2007, May 17, 2008, and May 17, 2009, and one installment of 1,997 shares on May 17, 2010.

(j)	Incentive stock options, which become exercisable on May 17, 2010.

(k)	Nonqualified stock options. These options become exercisable in four equal installments of 7,000 shares on May 17, 2006, May 17, 2007, May 17, 2008, and May 17, 2009, and one installment of 1,997 shares on May 17, 2010.

(l)	Incentive stock options, which become exercisable in one installment of 694 shares on May 17, 2009 and one installment of 5,003 shares on May 17, 2010.

(m)	Nonqualified stock options. These options become exercisable in three equal installments of 7,000 shares on May 17, 2006, May 17, 2007, May 17, 2008, one installment of 6,306 shares on May 17, 2009, and one installment of 1,997 shares on May 17, 2010.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The following table indicates the number and the value of stock options held by each of the Named Executive Officers at December 31, 2005, based on the reported closing price of Common Stock on that date of $33.80. There is no guarantee that, if and when these options are exercised, they will have this value.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at December 31,		Money Options at
	Shares		2005 (#)		December 31, 2005 ($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry D. Brady	0	$0	112,000	228,000	$2,993,750	$4,774,800
Kenneth L. Cohen	0	0	59,668	32,999	1,410,200	602,669
Janis L. Harwell	0	0	6,000	59,000	116,820	950,805
Thomas O. Miller	106,000	2,576,027	106,000	94,000	2,714,110	1,801,025
Robert T. Smith	0	0	0	0	0	0
Steven J. Winter	0	0	111,500	71,000	2,528,001	1,235,755
      All options shown in the table were granted at the fair market value on the date of grant under the Company’s 1997 Stock Incentive Plan, 1999 Stock Incentive Plan, 2001 Stock Incentive Plan or the Omnibus Plan, all of which were approved by the stockholders. We have not issued shares of Common Stock under any equity-based compensation plan or arrangement that was not approved by the stockholders.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The Compensation Committee made the following awards in 2005 pursuant to the Omnibus Plan.

				Estimated Future Payouts Under Non-
		Performance or		Stock Price-Based Plans
	Number of	Other Period Until	Below
	Shares, Units or	Maturation or	Threshold	Threshold
Name	Other Rights(a)	Payout	(#)	(#)	Target(#)	Maximum(#)

Larry D. Brady	20,000	2005-2007	0	10,000	20,000	40,000
Kenneth L. Cohen	5,000	2005-2007	0	2,500	5,000	10,000
Janis L. Harwell	11,667	2005-2007	0	5,833	11,667	23,334
Thomas O. Miller	11,667	2005-2007	0	5,833	11,667	23,334
Robert T. Smith	0	—	0	0	0	0
Steven J. Winter	11,667	2005-2007	0	5,833	11,667	23,334

(a)	These awards were made under the Long-Term Performance Share Program, a sub-plan of the Omnibus Plan. The performance period under the Program is three years, and a new three-year performance period will begin annually. The Compensation Committee established target awards of PSUs for each participant at the beginning of the cycle in 2005. Participants can earn from 0 percent to 200 percent of their target shares, based on the Company’s financial performance. PSUs are payable in shares of Common Stock.
      The performance period under the Long-Term Performance Share Program runs from January 1, 2005 to December 31, 2007. The performance measures for PSUs granted in the 2005-2007 period are the Company’s average Return on Net Capital Utilized for fiscal years 2005, 2006 and 2007 and the Company’s cumulative Earnings per Share for the three-year performance period.
CHANGE OF CONTROL AND EMPLOYMENT AGREEMENTS
Change of Control Employment Agreements
      We have entered into change of control employment agreements with the Named Executive Officers and certain additional officers (collectively, the “Agreements”). The Agreements become effective only upon the occurrence of a Change of Control, which includes substantially those events described below. Absent a Change of Control, the Agreements do not require us to retain the executives or to pay them any specified level of compensation or benefits. Before Mr. Smith left the Company after its divestiture of the IAS businesses, he was party to an Agreement with terms comparable to those described below for Mr. Brady and Ms. Harwell. Mr. Smith’s Agreement was not applicable to his termination of employment and is no longer in effect.
      Generally, under the Agreements for the Named Executive Officers, a Change of Control is deemed to have occurred if: (a) a majority of the Board consists of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of our outstanding voting stock, other than as a result of our repurchase of our voting stock; (c) our stockholders approve a merger, reorganization, consolidation with another party (other than certain limited types of mergers), or sale or other disposition of all or substantially all of our assets; or (d) our stockholders approve our liquidation or dissolution.
      The Agreements provide that for a defined period after a Change of Control (the “Post-Change of Control Period”), there will be no adverse change in the executive’s position and duties, salary, bonus opportunity, benefits, or location of employment. The Post-Change of Control Period is two years for Messrs. Cohen, Miller and Winter and three years for Mr. Brady and Ms. Harwell. If, during the Post-Change of Control Period, the Company terminates the executive’s employment other than for cause, or if the executive terminates his or her employment for good reason (including compensation reductions, demotions, relocation, and excessive travel requirements), or voluntarily during the 30-day period following the first anniversary of a Change of Control that results in a change in the composition of a majority of our Board of Directors (or, if later, the first anniversary of such change in the composition of the Board), the executive is entitled to receive accrued but unpaid salary and a pro rata portion of any annual incentive payment and, except in the event of death or disability, a lump-sum severance payment equal to a multiple of the sum of the executive’s base salary and annual bonus. Messrs. Cohen, Miller and Winter are entitled to two times the sum of their base salary and annual bonus, and Mr. Brady and Ms. Harwell are entitled to three times the sum of their base salary and annual bonus. Continued coverage under the Company’s welfare benefit plans will be provided to an executive during the Post-Change of Control Period applicable to him or her. Compensation is also paid for certain pension and insurance. If any payments payable or paid under an Agreement or otherwise are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code 1986, then we will be required to make an additional payment so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no federal excise tax had been imposed. In the event of termination of employment by reason of death or disability or for cause, the Agreements terminate and our sole obligation is to pay any amounts previously accrued under the Agreements.

Employment Agreement with Mr. Miller
      On October 21, 2005, the Company entered into an Employment Agreement with Thomas O. Miller (the “Agreement”), pursuant to which Mr. Miller will remain employed by the Company as Vice President, Corporate Development, through July 8, 2006 (the “Termination Date”), at which time he will retire from the Company. The Agreement became irrevocable on October 28, 2005.
      The Agreement provides that from September 10, 2005 (the “Effective Date”) through the Termination Date, Mr. Miller will receive a base annual salary of $350,300. He will be eligible for a 2005 bonus with a target of 80 percent of base salary, subject to the Company’s achievement of the performance goals set by the Compensation Committee in February 2005, but will not be eligible for any further bonus. He will continue to receive benefits under the Company’s standard employee benefit plans and programs for its senior executives. All stock options that are not vested and all shares of restricted stock, restricted stock units and performance share units whose terms have not been satisfied on the Termination Date will be forfeited in accordance with the agreements under which they were granted.
      Pursuant to the Agreement, Mr. Miller will begin to accrue retirement benefits on the Termination Date. He will receive a special retirement benefit equivalent to the benefits he would have received if he had been eligible on the Termination Date for the benefits provided by the Company’s Supplemental Executive Retirement Plan and Restoration Plan and was retiring from the Company at age 65.
      Mr. Miller will continue to be subject through the Termination Date to the Company’s Stock Ownership Guidelines, which are described in the Report of the Compensation Committee in this proxy statement. The Agreement requires Mr. Miller to cooperate with the Company in its prosecution, conduct or defense of litigation, claims, investigations or governmental audits in which he has relevant information or may be a witness, and provides that the Company will reimburse him for reasonable expenses incurred due to such cooperation and assistance.
      The Agreement includes non-compete provisions that remain in effect for different time periods for three categories of entities. They continue for Mr. Miller’s lifetime with respect to the first category, for one year after the Termination Date with respect to the second category, and for five years after the Termination Date with respect to the third category. If the Company failed to make the special retirement benefit payments as required by the Agreement, Mr. Miller would be released from the non-compete provisions.
      In addition, the Agreement contains a two-year non-solicitation provision with respect to employees of the Company and its subsidiaries and affiliates, a mutual non-disparagement provision and confidentiality provisions.

      In the Agreement, Mr. Miller has given the Company a general release of all claims of any kind connected to his employment with the Company that existed on or prior to the Effective Date. One of the conditions for payment of the special retirement benefits described in the Agreement is that Mr. Miller give the Company another irrevocable general release of all claims of any kind connected to his employment with the Company that existed between the Effective Date and the Termination Date. Mr. Miller must provide that general release within 21 days after the Termination Date, after which time Mr. Miller has seven days to revoke the release. The Company has the right, in specified circumstances, to terminate Mr. Miller’s employment prior to the Termination Date and to withhold the special retirement benefits.
RETIREMENT BENEFITS
      We maintain a Supplemental Executive Retirement Plan (the “SERP”) to provide retirement benefits to selected officers and other key employees designated by the Compensation Committee upon the recommendation of the Chief Executive Officer.
      The SERP is noncontributory and unfunded.
      Covered compensation under the SERP is cash compensation (including deferred salary) and bonuses, including any amount of cash compensation which a participant elects to forego in order to receive shares of Common Stock (including Restricted Stock) or options to purchase Common Stock. Covered compensation does not include extraordinary items such as compensation recognized upon exercise of employee stock options or bonuses paid for the accomplishment of a particular non-ordinary course transaction or circumstance.
      The SERP provides certain benefits in the event of the death or disability of the participant as well as special survivors’ benefits payable to specified beneficiaries upon the occurrence of the death of the participant prior to age 62 while employed by the Company.
      In the event of a Change of Control, a participant in the SERP will be entitled to a lump sum payment of the retirement benefit which would have been payable to the participant at the later of the age of 62 or the actual age of the participant at the time of the Change of Control, unless the committee that administers such arrangement determines to defer the payment of this amount.
      All of the Named Executive Officers participate in the SERP. A participant in the SERP does not vest in a retirement benefit until the participant has reached the age of 60 while employed by the Company and has completed 15 years of service, and the participant may not begin receiving a retirement benefit until the participant has reached age 62. Under this plan a participant’s annual retirement benefit is the actuarial equivalent, as of the age of the participant at retirement, of the following computation: (a) 1.6% of “average earnings” of the participant up to $125,000 (which amount is adjusted annually for inflation and was $176,601 at January 1, 2006) plus (b) 2.2% of “average earnings” in excess of such amount, the sum of (a) plus (b) then being multiplied by the participant’s number of credited years of service (not to exceed 25). Average earnings for purposes of the SERP is the average amount of covered compensation received or deemed to have been received by the participant in the three consecutive 12-month periods in which the participant’s compensation was highest during the final 120 months of the participant’s employment.
      There will be offset from the annual retirement benefit computed in accordance with the previous paragraph the amount of benefits which the participant earned or could have earned under other retirement plans we sponsored (the “Offset Amount”). The Offset Amount is based on the benefits that the employee would have received if he or she were eligible to participate and had participated at all times in our other retirement plans to the maximum extent permitted (regardless of the degree of actual participation). The amount of the participant’s Social Security primary benefit at age 65 is also included in the Offset Amount.

      The Offset Amount comprises:

•	The amount which the participant receives (or could have received if the participant had participated at all times to the maximum extent permitted) under the Intermec Pension Plan. An employee’s contributions to our 401(k) plan of up to 4% of his or her covered compensation will enable the participant to receive the maximum benefit under the Intermec Pension Plan. The amount of a participant’s annual benefit under the Intermec Pension Plan is the higher of (i) 60% of the participant’s voluntary deposits up to 4% of covered compensation during the period of his or her employment prior to June 1, 2001 and 62% of such deposits made on or after June 1, 2001, or (ii) 85% of such deposits minus 75% of the participant’s estimated Social Security primary benefit at age 65 assuming the participant is fully vested; plus

•	The amount which the participant would receive as a retirement benefit under the Restoration Plan, which is intended to restore the employee-provided benefit under the Intermec Pension Plan to those who are unable, as a result of limitations in the Internal Revenue Code relating to the maximum amount which an employee may contribute to a 401(k) plan, to contribute a full 8% of covered compensation to the contributory plan.
      The following table indicates the approximate combined annual retirement benefit which would be received by a participant in the SERP representing the sum of: (a) the employer-provided benefit under the Intermec Pension Plan; (b) the benefit under the Restoration Plan; and (c) the benefit under the SERP based on retirement at age 65, full participation at all relevant times in the Intermec Pension Plan, and election of a benefit in the form of a single life annuity. The amounts shown in this table would be reduced by the amount of the participant’s Social Security benefit. The amount shown would also, in the case of Mr. Brady, be reduced by the amount of the pension benefit he receives under the retirement plans of his former employer, FMC Corporation.
PENSION PLAN TABLE

Average Earnings	5	10	15	20	25 or more

$200,000	$16,926	$33,852	$50,779	$67,705	$84,631
400,000	38,926	77,852	116,779	155,705	194,631
600,000	60,926	121,852	182,779	243,705	304,631
800,000	82,926	165,852	248,779	331,705	414,631
1,000,000	104,926	209,852	314,779	419,705	524,631
1,200,000	126,926	253,852	380,779	507,705	634,631
1,400,000	148,926	297,852	446,779	595,705	744,631
1,600,000	170,926	341,852	512,779	683,705	854,631
1,800,000	192,926	385,852	578,779	771,705	964,631
      The SERP provides that service with Intermec’s predecessor companies is included in credited years of service. For purposes of the SERP, the following Named Executive Officers have the indicated years of credited service as of March 20, 2006: Mr. Brady, 25; Mr. Cohen, 16; Ms. Harwell, 1; Mr. Miller, 24; and Mr. Winter, 25. Mr. Brady’s years of credited service include 19 years during which Mr. Brady was employed by FMC Corporation and covered by FMC’s retirement arrangements. The average annual compensation as of March 20, 2006 for the following Named Executive Officers was: Mr. Brady, 643,000; Mr. Cohen, $218,000; Ms. Harwell, $297,000; Mr. Miller, $354,000; and Mr. Winter, $350,000. For purposes of determining Mr. Brady’s “average earnings,” his final 120 months of employment will include the appropriate number of months of employment by FMC immediately preceding the commencement of his service with the Company. Mr. Smith left the Company at the end of 2005. As of December 31, 2005, Mr. Smith had 2 years of credited service and average annual compensation of $310,000.

EQUITY COMPENSATION PLAN INFORMATION
      The table below provides information, as of December 31, 2005, concerning securities authorized for issuance under equity compensation plans of the Company.

Number of
securities
	Number of		Weighted	remaining available
	securities to be		average exercise	for future issuance
	issued upon		price of	under equity
	exercise of		outstanding	compensation
	outstanding		options,	plans (excluding
	options, warrants		warrants and	securities reflected
Plan category	and rights		rights	in column (a))

	(a)		(b)	(c)
Equity compensation plans approved by stockholders	3,218,926	*	$13.35	4,153,535	**
Equity compensation plans not approved by stockholders	—		—	—

*	Not included here are 75,000 RSUs issued under the Omnibus Plan, which, if vested, will be paid in the form of unrestricted shares of Common Stock; under the terms of some of the RSU awards, up to 200% of the number of units awarded may be earned, which would result in the issuance of an additional 27,500 unrestricted shares of Common Stock. This number also does not include 171,667 PSUs, which, if vested, may be paid in shares of Common Stock, as provided in the Long-Term Performance Share Program. Participants can earn from 0% to 200% of their target shares, based on the Company’s financial performance. If 200% of the target shares are earned, an additional 171,667 shares of Common Stock would be issued. The terms of PSUs are described in the Report of the Compensation Committee, which appears above, and in note (a) to the Long-Term Incentive Plans Table.

**	Includes 380,059 shares available under the 1999 and 2001 Stock Incentive Plans, which provide for incentive awards in the form of stock options, with or without related stock appreciation rights, or in the form of Restricted Stock. The total of 4,153,535 also includes 2,673,300 shares available under the Omnibus Plan, which provides for awards of RSUs, performance shares and units, and other types of incentive awards, in addition to stock options, stock appreciation rights, and Restricted Stock. It also includes 910,509 shares available under the employee stock purchase plan and 189,667 shares available under the 2002 Director Stock Option and Fee Plan. The directors’ plan allows for certain annual retainer fees and meeting fees to be paid in the form of Common Stock or deferred stock units. See the information provided above under the caption “Corporate Governance, Director Compensation.”
PROPOSAL NO. 2
MANAGEMENT PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS
The Proposal
      The Board has unanimously approved and recommends that stockholders adopt amendments (the “Amendments”) to Article X of the Company’s Certificate of Incorporation (the “Certificate”) to: (i) repeal the provisions that provide for the classification of the Board and to provide instead for the annual election of the Company’s directors; (ii) eliminate the requirement that stockholder removal of a director may only be for cause; (iii) provide that a director may be removed by stockholders by majority vote; and (iv) eliminate the requirement that amendments to Article X must be approved by an 80% supermajority vote.
      In addition, if this Proposal 2 is adopted, the Board will amend the Company’s By-Laws to provide that any director appointed in the future as a result of a newly created position or to fill a vacancy on the Company’s Board of Directors will hold office only until the next Annual Meeting of Stockholders.

Background of the Proposal
      A non-binding proposal to declassify the Board was introduced by Mr. Harold J. Mathis, Jr. in 2004 and again in 2005. In 2006, Mr. Mathis again submitted such proposal, but has withdrawn it as a result of this proposal by the Company. The stockholder proposal presented at the 2004 Annual Meeting received 55.35% of the votes present at the meeting for the proposal, which equated to 40.01% of all of the outstanding shares of Common Stock. In 2005, the stockholder proposal received 56.27% of the votes present at the meeting for the proposal, which equates to 46.96% of all the outstanding shares of Common Stock.
      The Board is committed to good governance practices. In response to the vote on Mr. Mathis’ proposal at the 2004 Annual Meeting, the independent members of the Board carefully considered the advantages and disadvantages of a classified board, assisted by outside legal counsel. After a thorough discussion, the independent directors concluded that the Company should not take any action to declassify at that time, but that the Board should continue to monitor the issue.
      In response to the vote on Mr. Mathis’ proposal at the 2005 Annual Meeting, the independent members of the Board again carefully considered and thoroughly discussed this issue. In evaluating the advantages and disadvantages of a classified Board, the independent directors consulted with outside legal counsel, consulted with management and considered recent developments and emerging practices in the area of corporate governance.
      Supporters of classified boards believe that they promote continuity and stability and assist a company in long-term strategic planning. It is also argued that classified boards enhance shareholder value and allow a company to respond to a takeover attempt in a reasoned manner. Some investors, however, view classified boards as reducing a board’s accountability to stockholders. Opponents also believe that classified boards discourage takeovers and thus can detract from shareholder value.
      As a result of its deliberations, the Board unanimously concluded that proposing a resolution to amend our Certificate to provide for the annual election of all directors and to incorporate the other amendments contemplated by this Proposal 2 is in the best interests of the Company and its stockholders at this time.
Description of the Amendments
      Article X of the Certificate currently requires that our directors be divided into three classes, with each class serving staggered three-year terms. If the Company’s stockholders approve the Amendments to Article X, the classified Board structure will be eliminated and the directors, including those directors elected at this Annual Meeting, will thereafter, at each Annual Meeting, be elected annually for a term ending on the date of the next succeeding Annual Meeting. Further, the directors elected in 2005 — whose terms would otherwise have expired in 2008 — have agreed to shorten their existing terms and to stand for re-election at the 2007 Annual Meeting if the Amendments are adopted. As a result, declassification of the entire board will be complete upon adoption of this Proposal 2 and all directors would stand for election next year at the 2007 Annual Meeting.
      In addition, Article X currently provides that our directors may be removed by the affirmative vote of 80% of the voting power of the Company’s outstanding shares, but only for cause. Under Delaware law, directors of companies that do not have classified boards may be removed by stockholders with or without cause. As a consequence, in order to accomplish the declassification of the Board, if the proposal is adopted, Article X of the Certificate would be amended to eliminate the requirement that director removal may only be for cause.
      As noted above, the Certificate currently provides that a director may only be removed by stockholders prior to the expiration of his or her term if 80% of the voting shares outstanding vote in favor of the director’s removal. In connection with the Board’s decision to recommend that stockholders approve the Amendments to provide for the annual election of directors, the Board has determined that it is in the best interests of the Company and its stockholders that the Certificate also be amended to remove the 80%

supermajority vote requirement. As a consequence, if this proposal is adopted at the Meeting, Article X will be amended to provide that directors may be removed by a simple majority vote of the Company’s shares outstanding and entitled to vote.
      Article X of the Certificate also provides that amendments to any provision of Article X must be approved by the affirmative vote of 80% of the voting power of the Company’s outstanding shares. The Board has determined that it is in the best interests of the Company and its stockholders to eliminate this supermajority vote requirement. Under Delaware law, if a company’s certificate of incorporation does not provide for a supermajority vote, amendments to the certificate of incorporation would ordinarily require only the affirmative vote of the holders of a majority of the company’s outstanding voting power. As a consequence, if this Proposal 2 is adopted, future amendments proposed by the Board to any of the provisions of Article X would only require the approval by a majority vote of the Company’s shares outstanding and entitled to vote, unless otherwise restricted by law or other provisions of the Certificate.
      If the Amendments are approved at the Annual Meeting, the Company will file a Restated Certificate of Incorporation (the “Restated Certificate”) that contains the Amendments. The Restated Certificate of Incorporation would also reflect the Company’s previous amendment to the Certificate, which became effective January 1, 2006, changing the Company’s name from UNOVA, Inc. to Intermec, Inc. Appendix C attached hereto sets forth the relevant sections of the Restated Certificate and is marked to reflect the changes to the relevant sections of the Certificate proposed to be made in connection with this Proposal 2.
      As noted above, if the Amendments are adopted, the Board will amend the Company’s By-Laws to provide that any director appointed in the future as a result of a newly created position or to fill a vacancy on the Board will hold office only until the next Annual Meeting. In addition, because the By-Laws currently contain provisions mirroring the classification and removal provisions of Article X of the Certificate, the Board will make conforming changes to the By-Laws immediately after the Annual Meeting should the Amendments be approved by the requisite number of stockholders at the Annual Meeting. Appendix D attached hereto sets forth these By-Law changes.
Vote Required for Approval
      In accordance with the current requirements of the Certificate and Delaware law, the affirmative vote of 80% of the outstanding shares of Common Stock is required for approval of this Proposal 2.
RECOMMENDATION
The Board of Directors unanimously recommends that you vote FOR Proposal 2.

APPENDIX A TO PROXY STATEMENT
INTERMEC, INC.
STANDARDS OF DIRECTOR INDEPENDENCE
      To conclude that a director is independent, the Board must affirmatively determine that such director does not have a material relationship to the Company, other than his or her role as a director. These standards will be applied to assist evaluating whether the director has any material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. If a director does not exceed the limitations contained in these standards, he or she may be deemed independent. In making its determination, the Board shall broadly consider all relevant facts and circumstances.
      For relationships not covered by these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who themselves satisfy these standards and disclosed in the Company’s annual proxy statement.
      1. A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.
      2. A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.
      3. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.
      4. A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.
      5. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company employing such executive officer or employee, is not “independent” until three years after falling below such threshold.

A-1

      6. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company which is indebted to the Company or to which the Company is indebted, in an amount greater than 5% of such other company’s total consolidated assets at the end of the last completed fiscal year.
      7. Charitable organizations shall not be considered “companies” for purposes of this test provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.
      8. Direct or indirect ownership of even a significant amount of Company stock by a director who may otherwise be determined to independent as a result of the application of these standards may not bar an independence finding as to such director.
      9. For purposes of these standards, “immediate family member” is defined as used in the NYSE listing standards.

A-2

APPENDIX B TO PROXY STATEMENT
Annex A to Charter of the Governance and Nominating Committee
CRITERIA FOR NOMINATION TO THE BOARD
      1. Directors must be of the highest ethical character and share the values of Intermec, Inc., as represented in its Standards of Conduct and in its Corporate Governance Guidelines.
      2. Directors should hold or have held a generally recognized position of leadership that demonstrates the ability to exercise sound judgment in a wide variety of matters.
      3. It is the Company’s policy that a majority of the members of its Board of Directors shall be independent within the meaning of applicable rules, regulations and listing standards. In addition to the disqualifying factors identified in the New York Stock Exchange listing standards, this means that
      Directors must be of an independent cast of mind and be willing to share their views with their colleagues,
      Directors should be independent of any particular constituency and be able to represent all the shareholders of the Company, and
      Directors are expected to provide independent and candid advice to the Company.
      4. All directors must evidence a willingness to devote a substantial amount of time to Company business, understand the Company’s business and keep informed on its operations, understand the Company’s reporting system and its system of internal controls, and exercise care, balance, fairness, and due deliberation in the decision-making process.
      5. Directors are expected to attend all board meetings, meetings of all committees on which they are members and all annual meetings of shareholders.
      6. Directors are expected to engage in collegial debate and colloquy with other directors. A Board or committee meeting should be a free and open exchange of ideas and opinions.
      7. Directors are expected to be able to serve for at least five (5) years before reaching the retirement age of 72.
      8. Directors are expected to understand the Board’s policy that each director should have a substantial investment in the Company and comply with stock ownership guidelines established by the Board. In this regard, each nominee should understand that it is the Board’s policy that the annual retainer fee is provided in Company stock.
      9. Directors are expected to be available to offer advice and guidance to the Chief Executive Officer at times other than regularly scheduled Board meetings.

B-1

APPENDIX C TO PROXY STATEMENT
      If Proposal 2, Management Proposal to Amend Certificate of Incorporation to Declassify the Board of Directors, is approved by the requisite number of stockholders at the Annual Meeting, the relevant sections of the Certificate of Incorporation of the Company will be amended as indicated below. Deletions are indicated by strike-outs and additions are indicted by underlining.
Proposed Amendments to Certificate of Incorporation
ARTICLE X
      Section 1.     Number, Election and Terms of Directors. Subject to the rights of any series of Preferred Stock as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the By-Laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-Laws.
      Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
      ~~The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2001. Members of each class shall hold office until their successors are elected and qualified.~~ Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, ~~A~~at each ~~succeeding~~ annual meeting of the stockholders of the Corporation, ~~the successors of the class of~~ each directors shall stand for election and ~~whose term expires at that meeting~~ shall be elected by a majority vote of all votes cast at such meeting to hold office for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified ~~held in the third year following the year of their election.~~
      Section 2. Removal of Directors~~; Vacancies.~~ Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time~~, but only for cause and only~~ by the affirmative vote of the holders of at least ~~80 percent~~ a majority of the then outstanding Voting Stock, voting together as a single class.
      ~~Section 3. Amendment. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article X.~~

C-1

APPENDIX D TO PROXY STATEMENT
      If Proposal 2, Management Proposal to Amend Certificate of Incorporation to Declassify the Board of Directors, is approved by the requisite number of stockholders at the Annual Meeting, the relevant sections of the Certificate of Incorporation of the Company will be amended. In that event, the Board will make conforming changes to relevant sections of the By-laws immediately after the Annual Meeting, as set forth below. Deletions are indicated by strike-outs and additions are indicted by underlining.
Conforming Amendments to By-laws if Proposal 2 is Approved
ARTICLE III
Board of Directors
. . . .
Section 3.2.     Number, Tenure, and Qualifications.
      Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. ~~The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 1999 annual meeting of stockholders, the term of office of the second class to expire at the 2000 annual meeting of stockholders and the term of office of the third class to expire at the 2001 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.~~Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, ~~A~~at each annual meeting of stockholders, ~~commencing with the 1999 annual meeting,~~ (i) each director~~s~~ shall stand for election and shall be elected ~~to succeed those directors whose terms then expire shall be elected~~ for a term of office to expire at the ~~third~~ next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.
. . . .
Section 3.9.     Vacancies.
      Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders ~~at which the term of office of the class to which they have been elected expires~~ and until any such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.
. . . .
Section 3.11.     Removal.
      Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time~~, but only for cause and only~~ by the affirmative vote of the holders of at least ~~80 percent~~ a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class.

D-1

Intermec, Inc.
2006 Annual Meeting of Shareholders
May 17, 2006, 9:00 a.m. Pacific Time
6001 — 36th Avenue West
Everett, Washington 98203
Directions and Parking
From the North or South on I-5:
      Take exit #189 “Mukilteo/ Whidbey Island Ferry” onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.
From Hwy 99:
      Turn West onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.
      Visitor parking is available in front of the circular drive. Please enter the building through the front doors, behind the circular drive.

PROXY
Intermec, Inc.
Annual Meeting of Stockholders – May 17, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF INTERMEC, INC.
The undersigned hereby appoints Larry D. Brady and Janis L. Harwell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Intermec, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 17, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here For Address Change or Comments	☐
SEE REVERSE SIDE

WITHHELD
		FOR	FOR ALL
ITEM 1.	ELECTION OF DIRECTORS	☐	☐
Nominees:
01 Gregory K. Hinckley
02 Steven B. Sample
03 Oren G. Shaffer
04 Larry D. Yost

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
ITEM 2. ADOPT MANAGEMENT PROPOSAL TO PROVIDE FOR ANNUAL ELECTION OF DIRECTORS	☐	☐	☐
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/in
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call, and follow the instructions.
OR

Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the internet at www.intermec.com